EXHIBIT 5.1
                                                      -----------

                           April 29, 1997


Cadiz Land Company, Inc.
10535 Foothill Blvd.
Suite 150
Rancho Cucamonga, CA 91730

Re: Registration Statement No. 333-19109 on Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

Our opinion has been requested in connection with the Registration Statement filed by Cadiz Land Company, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to the offer and sale by certain security holders of the Company named therein (the "Selling Security Holders") of a total of 8,782,472 shares (the "Shares") of Common Stock of the Company, consisting of 683,000 Placement Shares, 7,368,252 Conversion Shares, 366,220 Dividend Shares, 50,000 Option Shares and 315,000 Warrant Shares, and 315,000 Warrants (as such terms are defined in the Registration Statement).

We have examined such corporate records and other documents and have made such examinations of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Placement Shares, 53,332 of the Conversion Shares, 199,905 of the Dividend Shares, and the Options and the Warrants are duly authorized, legally issued, fully paid and non-assessable, and that the Option Shares, the Warrant Shares and the balance of the Conversion Shares and Dividend Shares, when issued as contemplated under the terms of the agreements and instruments governing their issuance, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. This opinion supersedes and replaces our previous opinion dated December 31, 1996.

We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,


/S/  Miller & Holguin
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    MILLER & HOLGUIN